Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Alliqua BioMedical, Inc. on Form S-8 of our report dated February 24, 2015, with respect to our audits of the consolidated financial statements of Alliqua BioMedical, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, appearing in the Annual Report on Form 10-K of Alliqua BioMedical, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Reoffer Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

August 6, 2015